Exhibit 4(a)




                   AMENDMENT TO REVOLVING CREDIT AGREEMENT

                                                             January 21, 2000



Jacobson Stores Inc.
3333 Sargent Road
Jackson, Michigan 49201

           Re: Revolving Credit Agreement dated as of March 24, 1997, as amended (the "Loan Agreement"), among Jacobson Stores Inc. (the "Borrower"), the Lenders described therein and The CIT Group/Business Credit, Inc., as Agent (the "Agent") for the Lenders

Ladies and Gentlemen:

Reference is made to the Loan Agreement. All capitalized terms used herein and not defined shall have the meanings given to such terms in the Loan Agreement.

This letter shall confirm the agreement of the Borrower and Agent, on behalf of the Lenders, to amend the Loan Agreement in the following manner:

           1. The first sentence of Section 8.04(b) of the Loan Agreement is amended by (a) deleting the word "and" set forth immediately before clause
(v) of such sentence, and (b) adding at the end of such sentence a new clause
(vi) which reads as follows:

           "(vi) the Borrower may sell real estate owned by the Borrower to unrelated third parties in connection with sale-leaseback transactions relating to such real estate, provided that the Borrower continues to occupy such real estate after such sale".

           2. Section 8.07 of the Loan Agreement is amended by (a) deleting clause (i) thereof in its entirety and (b) deleting the phrase "and $12,000,000 for each fiscal year thereafter" set forth in clause (ii) thereof, and inserting in its place the phrase ", $13,000,000 for the fiscal years ending January, 2000 and January 2001, $16,000,000 for the fiscal year ending January, 2002 and $18,000,000 for each fiscal year thereafter".

           3. Section 8.08 of the Loan Agreement is amended and restated in its entirety to read as follows:




Jacobson Stores Inc.
January 21, 2000
Page 2


                     "8.08 Capital Expenditures. Make or be committed to make, or permit any of its Subsidiaries to make or be committed to make, any capital expenditure (by purchase or capitalized lease) for fixed or capital assets other than expenditures (including obligations under Capitalized Leases) which would not cause the aggregate amount of all such expenditures to exceed (i) $10,000,000 for the fiscal year ending January 31, 2000, (ii) $20,000,000 for the fiscal year ending January 31, 2001, (iii) $22,500,000 for the fiscal year ending January 31, 2002 and (iv) $25,000,000 for each fiscal year thereafter. In addition, the portion of such capital expenditures paid for in cash by the Borrower shall not exceed the Maximum Permitted Amount. For purposes of this Section 8.08, the term "Maximum Permitted Amount" shall mean (i) $25,000,000 (or the maximum amount of total capital expenditures set forth above, if less) if Availability of at least $30,000,000 (computed assuming that the Activated Revolving Credit Commitments are $100,000,000) exists at all times during such fiscal year and for sixty (60) days after such fiscal year ends after giving effect to such expenditure (ii) $15,000,000 if Availability of at least $20,000,000 (computed assuming that the Activated Revolving Credit Commitments are $100,000,000) exists at all times during such fiscal year and for sixty (60) days after such fiscal year ends after giving effect to such expenditure and
           (iii) $10,000,000 at all other times, provided in each case no Event of Default or Potential Default shall have occurred and be continuing."

All references to the Loan Agreement, whether set forth in the Loan Agreement itself or in any of the other Loan Documents, shall be deemed to be references to the Loan Agreement as amended hereby.

Except as expressly amended by the terms of this letter, the Loan Agreement shall remain unmodified and in full force and effect. Please acknowledge your agreement to the terms of this letter by executing this letter on the following page and returning it to the undersigned. In addition, we request that all guarantors execute this letter where indicated below to confirm that their respective guaranties shall continue in full force and effect notwithstanding the agreements of the Borrower and Agent set forth in this letter.

                                        Very truly yours,

                                        THE CIT GROUP/BUSINESS CREDIT,
                                        INC., as Agent for the Lenders

                                        By: /S/ Bond Harberts
                                        Its: Assistant Vice President
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